EXHIBIT 3.1

RESTATED
ARTICLES OF INCORPORATION
OF
CRAFT BREW ALLIANCE, INC.

ARTICLE I.         NAME AND DURATION

The name of this corporation shall be CRAFT BREW ALLIANCE, INC., and its existence shall be perpetual.

ARTICLE II.          PURPOSES AND POWERS

Purposes

The purposes for which this corporation is organized are:

1.           To brew and distribute malt beverages.

2.           To engage in any lawful business which may be necessary or advantageous to this corporation, in the judgment of the Board of Directors.

Powers

To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

ARTICLE III.   CAPITAL STOCK

The total number of shares of all classes of capital stock which the corporation shall have authority to issue is Fifty-seven Million Four Hundred Sixty-seven Thousand Two Hundred Seventy-one (57,467,271), of which Fifty Million (50,000,000) shares shall be common stock, par value $0.005 per share, and Seven Million Four Hundred Sixty-seven Thousand Two Hundred Seventy-one (7,467,271) shares shall be preferred stock, par value $0.005 per share, issuable in one or more series.

The Board of Directors is hereby expressly authorized, at any time and from time to time, to divide any or all of the shares of preferred stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the preferred stock or of such series to the fullest extent now or hereafter permitted by the laws of the State of Washington, including, but not limited to, the variations between different series in the following respects:

(i)            The distinctive designations of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

(ii)           The annual dividend rate for such series, and the date or dates from which dividends shall commence to accrue;

(iii)          The price or prices at which, and the terms and conditions on which, the shares of such series may be made redeemable;

(iv)          The purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;

(v)           The preferential amount or amounts payable on shares of such series in the event of the liquidation, dissolution or winding up of the corporation;

(vi)          The voting rights, if any, of shares of such series;

(vii)         The terms and conditions, if any, upon which shares of such series may be converted and the class or classes of series of shares of the corporation or other securities into which such shares may be converted;

(viii)        The relative seniority, parity or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

(ix)          Such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolution, lawfully fix and determine under the laws of the State of Washington.

ARTICLE IV.  NO PREEMPTIVE RIGHTS

No Shareholder of this corporation shall have, as a shareholder, any preemptive or preferential right or subscription right to any capital stock of this corporation or to any securities or obligations convertible into capital stock of this corporation, or to any warrant or option for the purchase thereof, except:

(A)          To the extent provided by resolution or resolutions of the Board of Directors establishing a series of preferred stock; or

(B)          By written agreement between such holder and the corporation.

ARTICLE V.REGULATION OF INTERNAL AFFAIRS

Provisions for the regulation of the internal affairs of the corporation are as follows:

Bylaws

In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to make, amend, and repeal the Bylaws of the corporation.

Cumulative Voting

(a)         Shareholders of this corporation shall have the right to cumulate votes with respect to all elections of directors for the corporation (i) held at any time that the corporation is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) held while the corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, if prior to the record date for the shareholder meeting at which such election is to be held (1) the corporation or an Acquiring Person shall have publicly announced that an Acquiring Person has become an Acquiring Person or the corporation (including without limitation the corporation's directors) shall have received any notice or information (including without limitation any written consent or notice related thereto) from the Acquiring Person indicating or reflecting that the Acquiring Person has become an Acquiring Person and neither the corporation nor the Acquiring Person shall have publicly announced that such Acquiring Person has ceased to be an Acquiring Person and (2) the standstill obligations of Anheuser-Busch, Incorporated ("ABI"), as set forth in Section 5.3 of the Investment Agreement dated October 18, 1994 between the corporation and ABI shall have expired or otherwise been terminated.  Shareholders shall not have the right to accumulate votes with respect to any elections of directors held while the corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, except as provided in Section (a)(ii) above.

(b)         "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 30% or more of the shares of Common Stock of the corporation then outstanding, but shall not include any employee benefit plan of the corporation or any subsidiary of the corporation or any Person organized, appointed or established by the corporation or such subsidiary for or pursuant to the terms of any such employee benefit plan.  Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of a decrease in the aggregate number of shares outstanding, or considered outstanding for purposes of this Section, which thereby increases the proportionate number of shares Beneficially Owned by such Person to 30% or more of the shares of Common Stock of the corporation then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 30% or more of the shares of Common Stock of the corporation by reason of a decrease in the aggregate number of shares outstanding, and shall, after such decrease, become the beneficial owner of additional shares of Common Stock, and shall beneficially own, immediately after such acquisition, 30% or more of the corporation's Common Stock, then such Person shall be deemed to be an Acquiring Person.

(c)         "Affiliate" and "Associate," when used with reference to any Person, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date of this Agreement.

(d)         A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

 (i)           which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire within 60 days of such time pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment or exchange;

(ii)           which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this subparagraph (ii) as a result of an agreement, arrangement or understanding to vote such security (A) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, or (B) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, whether or not such agreement, arrangement or understanding described in clause (A) or (B) above, is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)           which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (A) to subparagraph (ii) of this paragraph (d)) or disposing of any voting securities of the corporation; provided, however, that nothing in this paragraph (d) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(e)           "Person" shall mean any individual, firm, corporation, partnership, trust or other entity and shall include any successor (by merger or otherwise) of such entity, but shall not include the corporation or a subsidiary of the corporation or other Person controlled by the corporation.

(f)           Common Stock "beneficially owned" by a Person which is not outstanding shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class beneficially owned by such Person but shall not be deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person, provided, however, that for purposes of determining the total number of outstanding shares of Common Stock in calculating beneficial ownership, all shares of Common Stock issuable upon conversion of outstanding securities entitled to vote with respect to the election of directors of the corporation shall be deemed outstanding, provided further, that if any Person beneficially owns capital stock of the corporation entitled to vote for the election of directors, and such stock is not convertible into Common Stock, or is entitled to more than one vote for each share of Common Stock issuable upon conversion of such stock, for purposes of this section such Person shall be deemed to beneficially own that number of shares of Common Stock equal to the number of votes such Person would be entitled to cast for the election of directors.

Duties Of Directors

A director shall perform his duties as a director, including his duties as a member of any committee of the Board on which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.  In performing his duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements or other financial data, in each case prepared or presented by:

(a)           One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

(b)           Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

(c)           A committee of the Board upon which he does not serve, duly designated in accordance with a provision of the Articles of Incorporation or the Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence; but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted.  A person who so performs his duties shall have no liability by reason of being or having been a director of the corporation.

Conflicts Of Interest

Subject to the limitations set forth below, the corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise; provided, that the requirements of RCW 23B.08.720, 23B.08.730, 23B.17.020, or 23B.19.040 are met, to the extent any of such sections is applicable. If those requirements are met, then any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director's or shareholder's having an interest in the contract or transaction.

Ratification By Shareholders

Any contract, transaction, or act of the corporation or of the Board of Directors or of any officers of the corporation which shall be ratified by a majority vote of the shares of the corporation present at any annual meeting or any special meeting called for such purpose, at which a quorum is present, shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

Indemnification; Liability Insurance

(a)           The capitalized terms in this paragraph shall have the meanings set forth in RCW 23B.08.500.

(b)           The Corporation shall indemnify and hold harmless each individual who is or was a Director or officer of the Corporation or who, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability, including reimbursement and advances of reasonable Expenses, incurred with respect to a Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.  If, after the effective date of this paragraph, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act as so amended.  To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this paragraph shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.  The right to indemnification conferred in this paragraph shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such.  Any amendment to or repeal of this paragraph shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

(c)           The Corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

(d)           If any provision of this paragraph or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this paragraph, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

Release Of Directors From Personal Liability

To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director.  Any amendment to or repeal of this paragraph shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

Special Meetings

At any time when the corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, special meetings of the shareholders for any purpose or purposes may be called at any time only by a majority of the Board of Directors, the Chairman of the Board (if one be appointed), the President or one or more shareholders holding not less than twenty-five percent (25%) of all of the shares entitled to be cast on any issue proposed to be considered at that meeting.

Voting On Corporate Changes

Pursuant to the authority granted under Sections 23B.10.030, 23B.11.030, 23B.12.020 and 23B.14.020 of the Washington Business Corporation Act, the vote of shareholders of this corporation required to approve an amendment to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation, shall be a majority of all the votes entitled to be cast with respect to such matter.

Dated this 2nd day of January, 2012.

CRAFT BREW ALLIANCE, INC.

	By:	/s/ Terry Michaelson
Terry Michaelson, Chief Executive Officer